UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2012

SOLAR POWER, INC.

(Exact name of registrant as specified in its charter)

California	000-50142	20- 4956638
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1115 Orlando Avenue

Roseville, California 95661-5247

(Address and telephone number of principal executive offices) (Zip Code)

(916) 746-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This amendment is being filed solely to amend the original Form 8-K filed on June 14, 2012 (the “Original Filing”) with regard to the Solar Development Acquisition and Sale Agreement (“Original Agreement”) filed as Exhibit 10.1 and add related Security Agreements which have since been entered into. Exhibit 10.1 of the Original Filing is being re-filed and replaced with the attached Exhibit 10.1. Exhibit 10.2 of the Original Filing has been rescinded and is being removed. Exhibits 10.3 and 10.4 are being filed and added to the Original Filing. The purpose of this amendment is to include an amended and restated Agreement and two security agreements entered into by the parties.

Except for the amended and restated information included in Exhibit 10.1, this Current Report on Form 8-K/A continues to describe conditions as of the date of the Original Filing, and the disclosures contained herein have not been updated to reflect events, results or developments that have occurred after the Original Filing, or to modify or update those disclosures affected by subsequent events. This Current Report on Form 8-K/A should be read in conjunction with the Company’s filings made with the SEC subsequent to the Original Filing, including any amendments to those filings.

Item 1.01 Entry into a Material Definitive Agreement.

On July 12, 2012, Solar Power, Inc. (the “Company”) entered into an Amended and Restated Solar Development Acquisition and Sale Agreement (“Agreement”) effective June 7, 2012 with Solar Hub Utilities, LLC (the “Developer”) pursuant to which the Company will provide development support and financing, and acquire sixty-eight solar photovoltaic, electricity generating facilities having a total initial nominal nameplate capacity of 29.2 MWDC (the “Projects”) upon the satisfaction of certain milestones. The Company will pay Seller $1.50 per Watt DC capacity for each Project once (the “Purchase Price”). The Agreement clarifies that Company shall not take title to the Projects until certain conditions set forth therein have occurred.

The Company will advance Developer up to Nine Million Dollars ($9,000,000) in cash (the “Advance”) which will be used to pay certain fees and development costs associated with the completion of the Projects. On June 8, 2012, the Company paid Three Million Dollars ($3,000,000) of the Advance to the Developer of which One Million Dollars ($1,000,000) was used by Developer to satisfy Developer’s obligation under a secured promissory note dated April 27, 2012 in favor of the Company. On July 12, 2012, the Company paid Five Hundred Thousand Dollars ($500,000), resulting in a total amount of outstanding under the advance of Four Million Five Hundred Thousand Dollars ($4,500,000). The remaining portion of the Advance will be deposited by the Company into an escrow account from time to time as described in the Agreement. The Purchase Price will be paid on a per Project basis upon the satisfaction of certain milestones related to the Projects, including receiving requisite consents from the applicable utilities. The Advance described above shall be creditable against the Purchase Price due on any Project as further described in the Agreement.

In furtherance of the Agreement, the Company is granted a security interest under a Security Agreement (Membership) between the Company and the members of Developer dated July 12, 2012 and Security Agreement (Assets) between the Company and the Developer dated July 12, 2012 (the “Security Agreements”). Under the Security Agreement (Membership), the Company is granted a first priority security interest in all of its membership interests in Developer. Under the Security Agreement (Assets), the Company is granted a security interest in Solar Assets (as defined therein) in connection with the development of the Projects (as defined therein). Further, the Developer is delivering to Company a promissory note evidencing the Advance payments made by Company to Developer under the terms of the Agreement. Developer also will assign certain land contracts and other rights to Company under a Land Contract Assignment Agreement and a General Assignment Agreement.

The foregoing summary of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, attached as Exhibit 10.1 hereto, and which is hereby incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Solar Development Acquisition and Sale Agreement by and between Solar Power, Inc. and Solar Hub Utilities, LLC effective June 7, 2012.

10.3	Security Agreement (Membership Interest) by and among by JP Energy Partners LP, Estelle Green, Richard Kalau Jones, Jeremy Staat, and Luke Estes, each individually and collectively as Grantors and Patrick Shudak, as Manager, for the benefit of Solar Power, Inc. dated July 12, 2012.

10.4	Security Agreement (Assets) by and between by Solar Hub Utilities, LLC, as Debtor, and Solar Power, Inc., as Secured Party.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: July 18, 2012	/s/ James R. Pekarsky
James R. Pekarsky
Chief Financial Officer

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